SUB-ITEM 77Q1(e)


October 5, 2004

INVESCO Institutional (N.A.) Inc.
Attention:  Jeff Kupor
1360 Peachtree Street N.E.
Suite 100
Atlanta, GA 30309


RE:  INVESCO Stable Value Fund, a portfolio of AIM Treasurer's Series Trust

Dear Jeff:

As you know, A I M Advisors, Inc. ("AIM Advisors") and INVESCO Institutional (N.A.), Inc. ("INVESCO Institutional" and together with AIM Advisors, the "Parties") entered into a Master Intergroup Sub-Advisory Contract for Mutual Funds as of November 25, 2003 ("Agreement") relating to INVESCO Stable Value Fund, a portfolio of AIM Treasurer's Series Trust.

As you also know, the Board of Trustees of AIM Treasurer's Series Trust voted to terminate the INVESCO Stable Value Fund effective as of September 14, 2004. AIM Advisors now therefore wishes to terminate the Agreement.

In consideration of the mutual covenants and undertakings of the Parties hereto, the Parties agree that this Notice letter (the "Notice") satisfies the notice requirements of Section 8(c) of the Agreement and upon executing this Notice, INVESCO Institutional shall hereby waive the 60-day notice of termination to which it is otherwise entitled under Section 8(c) of the Agreement.

Please have the appropriate INVESCO Institutional officer sign this Notice and upon execution, please have such signed copy of this Notice returned to Kristin Fitzpatrick at 11 Greenway Plaza, Suite 100, Houston, TX 77046-1173.


Yours truly,


A I M ADVISORS, INC.



By: /s/ Mark H. Williamson
    -------------------------
Name:  Mark H. Williamson
Title:    President


Agreed to and acknowledged this 31st day of October, 2004.


INVESCO INSTITUTIONAL (N.A.) INC.



By:   /s/ Jeffrey H. Kupor
      --------------------
Name:   Jeffrey H. Kupor
        ----------------
Title:  Secretary & General Counsel
        ---------------------------